Exhibit 99.1

Stock Ownership Policy—June 1, 2011

Cardtronics, Inc.

Purpose of Policy
The purpose of this Stock Ownership Policy (the “Policy) is to align the interest of senior executives and outside directors (collectively the “Participants”) of Cardtronics, Inc. (the “Company”) with that of the Company’s stockholders by requiring Participants to maintain a stated level of stock ownership in the Company.

Shares Subject to the Policy
For purposes of this Policy only shares of Company stock acquired by Participants on or after June 1, 2011 (the “Policy Date”) shall: (i) be subject to the holding requirements; and (ii) be counted toward the target ownership levels set forth below. Such shares are hereafter called “Covered Shares.”

Note: Shares acquired by a Participant in the open market are not “Covered Shares” and shall not be subject to the holding requirement of this Policy.

Holding Requirement
Prior to attaining the specified target ownership levels (set forth below), a Participant shall be prohibited from selling, gifting, or otherwise transferring to any entity or person more than a specified percentage of  any Unrestricted Covered Shares. “Unrestricted Covered Shares” shall mean Covered Shares that have fully vested and are the irrevocable and absolute property of the Participant.  Specifically, each Participant must retain the below stated applicable percentage of all Unrestricted Covered Shares until such time as each such Participant attains his or her target ownership level; provided, however, such retention obligation shall not apply to Unrestricted Covered Shares tendered to the Company in payment of (i) a stock option exercise price; or (ii) the minimum state and federal income tax withholding obligations of the Participant that automatically arise upon the lapsing of any restrictions on any restricted stock (or other equity award). The following table summarizes the Policy’s holding requirement:

Typical Position/Title	Percent of Unrestricted Covered Shares Required to Be Held Prior to Attaining Target Ownership Levels of Covered Shares
CEO	50%
All Other Participants	50%
Outside Directors	50%

If a Participant wishes to sell Unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by the Compensation Committee (the “Committee”). The Committee has complete discretion in making this determination.

Target Ownership Levels
The following table sets forth the target level of ownership in Covered Shares that Participants must attain before they no longer are required to adhere to the holding requirement (set forth above)—unless ownership falls below these levels. Target ownership is expressed as a multiple of current annual base salary (for executives) and a multiple of current annual retainer (for directors). The total stock value of the Participant’s Covered Shares must equal or exceed the specified target value.

Participant	Target Ownership Level
CEO	3 times base salary
Direct Reports to CEO	2 times base salary
Other EC Members	1 times base salary
Outside Directors	3 times annual retainer

Monitoring
It is anticipated that actual levels of stock ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, the Committee will review the target ownership levels to determine if any adjustments are appropriate.  Furthermore, in response to unusual circumstances and in its sole discretion, the Committee may grant temporary relief or a waiver to individuals and/or categories of Participants so as to permit them to sell Unrestricted Covered Shares even if such sale results in that Participant falling below his prescribed target ownership level.

Definition of Shares Owned
For purposes of determining the actual ownership level of Covered Shares, the following forms of Company equity interests acquired by the Participant on or after the Policy Date are included:

■	Stock owned outright by executive.
■	Unvested time-based restricted stock and time-based restricted stock units.
■	Vested restricted stock and restricted stock units.
■	Shares owned through Company retirement plans.
■	Earned, but unvested performance shares.

Performance-based equity grants which have not been earned because the performance criteria have not yet been met are not counted.

Time Period
Participants will not be subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through Company incentive plans. If a Participant receives a raise in his or her base salary, leading to an increase in the ownership requirement, the Participant’s future equity grants will continue to be subject to the holding requirement until the target ownership level is attained.

Sale of Shares
Once the ownership target level is reached, an individual may sell Covered Shares above the holding requirement. However, Participants must conduct such sales in accordance with the Company’s Insider Trading Policy and its Short-Swing Trading and Reporting Policy.

Policy Review
This Policy will be reviewed on an annual basis to determine if any design modifications are warranted.

Administration and Interpretation
This Policy shall be administered and interpreted by the Committee. The Committee reserves the right to interpret, change, amend, modify or terminate this Policy at any time.